                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                 MARCH 23, 1995

                                 BAYBANKS, INC.
             (Exact name of registrant as specified in its charter)

         MASSACHUSETTS                 0-959              04-2008039
 (State or other jurisdiction     (Commission File       (IRS Employer
      of incorporation)               Number)          Identification No.)

                 175 FEDERAL STREET, BOSTON, MASSACHUSETTS 02110
              (Address of principal executive offices and zip code)

               Registrant's telephone number, including area code:
                                 (617) 482-1040

                                 CONFORMED COPY

Exhibit Index appears on page 5

ITEM 5.  OTHER EVENTS.

         On March 23, 1995, BayBanks, Inc., a Massachusetts corporation ("BayBanks") and Cornerstone Financial Corporation ("CFC") entered into an Agreement and Plan of Merger (the "Acquisition Agreement") pursuant to which BayBanks will acquire CFC (the "Acquisition") in exchange for cash. CFC is the New Hampshire-based parent company of Cornerstone Bank, Derry, New Hampshire, a commercial bank. The Acquisition will be effected through a merger of a wholly owned subsidiary of BayBanks (BayBanks, Inc., a New Hampshire corporation) with and into CFC, as a result of which CFC will become a wholly owned subsidiary of BayBanks and will operate under the BayBanks name. In accordance with the terms of the Acquisition Agreement, each issued and outstanding share of CFC common stock, no par value per share ("CFC Stock"), other than shares as to which dissenters' appraisal rights have been exercised, will be converted into the right to receive an amount equal to $8.80 in cash.

         Immediately upon the execution of the Acquisition Agreement, BayBanks and CFC entered into a Stock Option Agreement (the "Option Agreement") pursuant to which CFC granted to BayBanks an option (the "Option") to purchase at a price of $6.625 per share up to 295,000 shares of newly issued CFC Stock, which would represent approximately 12% of the outstanding shares of CFC Stock, assuming exercise of the Option. The purchase price is subject to adjustment in the event of certain issuances of CFC Stock. The Option is exercisable upon the occurrence of certain events that create the potential for a third party to acquire CFC. If the Option becomes exercisable, BayBanks or any permitted transferee of BayBanks may under certain circumstances require CFC to repurchase the Option (in lieu of its exercise).

         Completion of the Acquisition is subject to certain conditions, including (a) approval by the shareholders of CFC, (b) approval by all requisite regulatory authorities, and (c) other closing conditions customary in a transaction of this type. The Acquisition Agreement is subject to termination under certain circumstances, including if the Acquisition is not consummated on or before February 28, 1996. Under certain circumstances related to termination of the Acquisition Agreement, CFC is required to pay BayBanks a termination fee of $500,000.

         Prior to the consummation of the Acquisition, holders of options to purchase CFC Stock pursuant to CFC employee stock option plans shall be entitled to exercise such options. If such options are not exercised prior to the consummation of the Acquisition, such holders shall be entitled to receive from the Company in cancellation of such options cash payments calculated in accordance with the terms of the Agreement. Subject to the foregoing, all options issued under the Company's employee stock option plans shall terminate upon consummation of the Acquisition.

         Directors and executive officers of CFC having the right to vote in the aggregate 192,778 shares of CFC Stock, or approximately 9% of the presently outstanding CFC Stock, have agreed to vote their shares in favor of approval of the Acquisition and against any other acquisition proposal.

         CFC has agreed to send notice of redemption to the holders of its outstanding convertible debentures if so requested by BayBanks. Although circumstances could cause this decision to change, BayBanks has informed CFC that it currently expects to redeem the outstanding debentures in full. BayBanks anticipates that redemption notices will be sent to bondholders after receipt of all regulatory approvals for the Acquisition, and that the redemption would become effective simultaneously with the Acquisition.

         The Acquisition Agreement and Option Agreement are attached hereto as exhibits and incorporated herein by reference. The foregoing summary of such exhibits is qualified in its entirety by reference to the complete text of such exhibits.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)     Exhibits:

Exhibit
  No.                                     Description

2(a) Agreement and Plan of Merger among Cornerstone Financial Corporation and BayBanks, Inc. (a Massachusetts corporation) and BayBanks, Inc. (a New Hampshire corporation) dated March 23, 1995.

2(b) Stock Option Agreement by and between Cornerstone Financial Corporation, a New Hampshire corporation and BayBanks, Inc., a Massachusetts corporation dated March 23, 1995.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BAYBANKS, INC.

Date:  March 30, 1995              By:  /s/ Michael W. Vasily
                                        --------------------------------------
                                        Michael W. Vasily
                                        Executive Vice President and Treasurer

                                  EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION

  2(a) Agreement and Plan of Merger among Cornerstone Financial Corporation and BayBanks, Inc. (a Massachusetts corporation) and BayBanks, Inc. (a New Hampshire corporation) dated March 23, 1995.

  2(b) Stock Option Agreement by and between Cornerstone Financial Corporation, a New Hampshire corporation and BayBanks, Inc., a Massachusetts corporation dated March 23, 1995.